NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                          PROSPECTUS SUPPLEMENT NO. 12
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 15,786,256 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On August 7, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is August 8, 2006.

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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 3, 2006
                                                  --------------



                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                     1-14896                  11-3027591
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(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)



              445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code: (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)




     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
================================================================================

ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On August 3, 2006, the Company issued a press release announcing its results of operations for the quarter ended June 30, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

     The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 2.02 or Exhibit 99.1 shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.



ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS


Exhibit Number      Description
--------------      -----------

    99.1            Press Release, dated August 3, 2006

















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

                                    SIGNATURE
                                    ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       NETWORK-1 SECURITY SOLUTIONS, INC.



Dated: August 7, 2006                  By: /S/ Corey M. Horowitz
                                           ------------------------------
                                           Name: Corey M. Horowitz
                                           Title: Chairman & Chief Executive
                                                  Officer

                                                                    EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE



Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, In
(212) 829-5770



             NETWORK-1 REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS


     NEW YORK, NEW YORK AUGUST 3, 2006-- Network-1 Security Solutions, Inc. (OTC
BB: NSSI) today announced financial results for the quarter ended June 30, 2006.

     Network-1 reported a net loss of ($300,000) or $(0.02) per share for the second quarter ended June 30, 2006 as compared to a net loss of ($229,000) or $(0.01) per share for the second quarter ended June 30, 2005. Network-1 had no revenues during the quarter ended June 30, 2006.

     Network-1 reported a net loss from operations for the first six months of 2006 of $(616,000), or $(0.03) per share, compared with a net loss of $(960,000), or $(0.05) per share, for the first six months of 2005. Included in the net loss for the first six months ended June 30, 2005 is an expense of $500,000 incurred in connection with the Company's payment of additional purchase price in consideration for the restructuring of future contingent payments under its Amended Patent Purchase Agreement with Merlot Communications, Inc.

     Net loss attributable to common stockholders for the six months ended June 30, 2006 was $(616,000) or $(0.03) per share as compared to a net loss attributable to common stockholders of ($966,000) or ($0.05) per share for the six months ended June 30, 2005.

     At June 30, 2006, the Company had approximately $1,756,000 in cash and cash equivalents which management believes will be sufficient to fund its operations until December 2007, although there is no assurance that Network-1 will not have sufficient capital prior to such date.

     Network-1's patent infringement litigation against D-Link Systems Inc. and its corporate parent D-Link Corporation, Inc. of Taiwan involving the Company's Remote Power Patent is proceeding on a timely basis in the United States District Court for the Eastern District of Texas, Tyler Division. During the second quarter, United States Court of Appeals for the Federal Circuit issued an order refusing D-Link Corporation and D-Link Systems, Inc.'s request to transfer the litigation to the United States District Court for the Southern District of New York.

     As a result of the ruling, the litigation will proceed in Texas. A Markman hearing will be held on September 19, 2006 and a trial is set for March 9, 2007.

     "We are pleased with the progress of our litigation in Texas", commented Corey M. Horowitz, Chairman and CEO of Network-1. "It is important to recognize that the Markman hearing will be a significant event as we proceed to trial in March, 2007. While the outcome of the litigation is still uncertain, we have taken all the necessary steps to ensure that our case will proceed in a timely manner and that we have the capital required to protect our intellectual property."

     The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VOIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the IEEE 802.3af Power over Ethernet ("PoE") standard (the "Standard") which has led to the rapid adoption of PoE. According to industry analysts, annual revenues for several of the markets adopting this technology each exceed or are projected to exceed $1 billion.

About Network-1 Security Solutions, Inc.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. The Company owns six patents covering various telecommunications and data networking technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents.


THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

INVESTOR CONTACT:

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net


The condensed statements of operations and condensed balance sheet are attached.

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

NETWORK-1 SECURITY SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

                                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                  JUNE 30,                            JUNE 30,
                                                       ------------------------------      ------------------------------
                                                           2006              2005              2006              2005
                                                       ------------      ------------      ------------      ------------
Operating expenses:
      General and administrative                       $    318,000      $    242,000      $    646,000      $    480,000
      Patent Costs                                                                                                500,000



LOSS BEFORE INTEREST INCOME                                (318,000)         (242,000)         (646,000)         (980,000)
Interest income - net                                        18,000            13,000            30,000            20,000
                                                       ------------      ------------      ------------      ------------

Net Loss                                               $  (300,000)      $   (229,000)     $   (616,000)     $   (960,000)
                                                       ============      ============      ============      ============


Deemed dividend on additional warrant antidilution                                                                 (6,000)
Adjustment


Net loss attributable to common stockholders           $   (300,000)     $   (229,000)     $   (616,000)     $   (966,000)
                                                       ------------      ------------      ------------      ------------


(LOSS) PER COMMON SHARE: BASIC AND DILUTED             $      (0.02)     $      (0.01)     $      (0.03)     $      (0.05)
                                                       ============      ============      ============      ============



WEIGHTED AVERAGE SHARES: BASIC AND DILUTED               19,049,724        17,697,572        18,444,617        17,657,793
                                                       ============      ============      ============      ============






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



CONDENSED BALANCE SHEET AS OF 06/30/06



Cash and cash equivalents                                        $1,756,000
                                                                 ==========

   Total current assets                                          $1,795,000
                                                                 ==========

   Total assets                                                  $1,883,000
                                                                 ==========

   Total current liabilities                                     $  151,000
                                                                 ==========

   Total long term liabilities                                   $   -0-
                                                                 ==========

   Total stockholders' equity                                    $1,732,000
                                                                 ==========












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